Exhibit 10.13

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
In the Matter of	)
	)	ORDER TO
COAST BANK OF FLORIDA	)	CEASE AND DESIST
BRADENTON, FLORIDA	)
	)	FDIC-07-086b
(Insured State Nonmember Bank))
)

Coast Bank of Florida, Bradenton, Florida (“Bank”), having been advised of its right to a Notice of Charges and of Hearing detailing the unsafe or unsound banking practices and violations of laws and/or regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“Consent Agreement”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”) and with the Director (“Director”) of the Division of Financial Institutions for the Florida Office of Financial Regulation (“OFR”) dated                     , 2007, whereby solely for the purpose of this proceeding and without admitting or denying any alleged facts, charges of unsafe or unsound banking practices and violations of laws and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“Order”) by the FDIC and the OFR. The OFR is authorized to issue an order to cease and desist pursuant to Section 655.033, Florida Statutes (2006).

The FDIC and the OFR considered the matter and determined that there is reason to believe that the Bank had engaged in unsafe or unsound banking practices and had committed violations of law and/or regulations. The FDIC and the OFR, therefore, accepted the Consent Agreement and issued the following:

ORDER TO CEASE AND DESIST

IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns cease and desist from the following unsafe and unsound banking practices and violations of laws and/or regulation:

(a)	operating with a board of directors that has failed to provide adequate supervision over and direction to the active management of the Bank;

(b)	operating with inadequate management;

(c)	operating with inadequate equity capital in relation to the volume and quality of assets held;

(d)	operating with an inadequate allowance for loan and lease losses (“ALLL”);

(e)	operating with ineffective audit programs;

(f)	operating with inadequate oversight of the loan portfolio and concentrations of credit;

(g)	operating with an excessive volume of poor quality loans;

(h)	following hazardous lending practices and operating with an inadequate loan policy;

(i)	operating with inadequate liquidity and funds management;

(j)	operating with inadequate strategic planning;

(k)	operating in such a manner as to produce low earnings;

(l)	operating with excessive exposure to interest rate risk;

(m)	operating in violation of laws and regulations and in contravention of Statements of Policy as more fully described on pages 21 through 30 of the Report of Examination dated January 29, 2007 (“Report”); and

(n)	operating with an information security program, risk assessment of the Information Technology (“IT”) area, IT audit, and a Disaster Recovery Plan that are inadequate.

IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

COMPLIANCE COMMITTEE

1. Within 30 days of the date of this Order, the Bank’s Board of Directors (“Board”) shall establish a Board Committee (“Compliance Committee”), consisting of at least five members, responsible for ensuring compliance with the Order, overseeing corrective measures with respect to the Order, and reporting to the Board. At least three members of the Compliance Committee shall be independent directors as defined herein. The Compliance Committee shall monitor compliance with this Order and within 45 days from the effective date of this Order, and every 30 days thereafter, shall submit a written report detailing the Bank’s compliance with this Order to the Board, for review and consideration during its regularly scheduled meeting. The compliance report and any discussion related to the report or Order shall be incorporated into the minutes of the meeting of the Board. Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this Order. For the purposes of this Order, an “independent director” shall be an individual who is not employed in any capacity by the Bank, any of its subsidiaries, or affiliated organizations, other than as a director; or is otherwise deemed to be an independent director for purposes of this Order by the Regional Director of the FDIC’s Atlanta Regional Office (“Regional Director”) and the Director (collectively, “Supervisory Authorities”).

MANAGEMENT

2. (a) Within 60 days from the effective date of this Order, the Bank shall have and retain qualified management with the qualifications and experience commensurate with assigned duties and responsibilities at the Bank. Each member of management shall be provided appropriate written authority from the Board to implement the provisions of this Order. At a minimum, management shall include the following:

(i) a chief executive officer with proven ability in managing a bank of comparable size and in effectively implementing lending, investment and operating policies in accordance with sound banking practices; and

(ii) a senior lending officer with a significant amount of appropriate lending, collection, and loan supervision experience, and experience in upgrading a low quality loan portfolio and loan workout experience.

(b) The qualifications of management shall be assessed on its ability to:

(i) comply with the requirements of this Order;

(ii) operate the Bank in a safe and sound manner;

(iii) comply with applicable laws and regulations; and

(iv) restore all aspects of the Bank to a safe and sound condition, including, but not limited to, asset quality, capital adequacy, earnings, management effectiveness, liquidity, and funds management.

(c) Within 30 days of the effective date of this Order, the Board shall cause to be developed a written analysis and assessment of the Bank’s management and staffing needs (“Management Plan”), which shall include, at a minimum:

(i) identification of both the type and number of officer positions needed to manage and supervise properly the affairs of the Bank;

(ii) evaluation of each Bank senior executive officer’s qualifications and experience to determine whether these individuals possess the ability, experience, and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and maintenance of the Bank in a safe and sound condition; and

(iii) identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;

(iv) evaluation of the members of the Board to determine if they possess the background and experience needed to provide proper oversight of the Bank’s affairs; and

(v) a plan of action to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications, which is determined necessary to fill positions consistent with the Management Plan.

(d) The written Management Plan and any subsequent modification thereto shall be submitted to the Supervisory Authorities for review and comment. Not more than 30 days from the receipt of any comment from the Supervisory Authorities, and after consideration of such comment, the Board shall approve the written Management Plan and/or any subsequent modification thereto which approval shall be recorded in the minutes of the Board. Thereafter, the Bank and its institution-affiliated parties shall implement and follow the written Management Plan and/or any subsequent modification.

(e) During the life of this Order, the Bank shall notify the Supervisory Authorities in writing of the resignation and/or terminations of any members of its Board and/or any of its senior officer(s) within 15 days of the event. The Bank shall also establish procedures to ensure compliance with section 32 of the FDI Act, 12 U.S.C. § 1831(i) and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. §§ 303.100 through 303.103. In addition, the Bank shall notify the Supervisory Authorities in writing when it proposes to add any individual to the Bank’s Board or employ any individual as a senior executive officer. The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual(s) to be added or employed. The Supervisory Authorities may specify, at their sole discretion, such additional information or notice requirements for the Bank to submit as may be deemed necessary for the Supervisory Authorities to properly evaluate the proposed individual(s). The Bank shall not add or employ any proposed individual(s) if either of the Supervisory Authorities issues a written notice of disapproval.

CAPITAL

3. (a) Within 180 days from the effective date of this Order, the Bank shall have Tier 1 capital in such an amount as to equal or exceed seven and one-half percent (7.5%) of the Bank’s total assets. Thereafter, during the life of this Order, the Bank shall maintain Tier 1 capital in such an amount as to equal or exceed seven and one-half percent (7.5%) of the Bank’s total assets.

(b) Within 60 days from the effective date of this Order, the Bank shall develop and adopt a plan (“Capital Plan”) to maintain a Total Risk Based Capital Ratio of at least ten percent (10%) as defined in the FDIC Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, Appendix A. The Capital Plan and any subsequent modification thereto shall be submitted to the Supervisory Authorities for review and comment. Not more than 30 days from the receipt of any comment from the Supervisory Authorities and after consideration of such comment, the Board shall approve the Capital Plan and/or any subsequent modification thereto which approval shall be recorded in the minutes of the Board. Thereafter, the Bank shall implement and follow the Capital Plan and/or any subsequent modifications.

(c) The level of Tier 1 capital to be maintained during the life of this Order pursuant to subparagraph (a) shall be in addition to a fully funded ALLL, the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and /or visitations.

(d) Any increase in Tier 1 capital necessary to meet the requirements of this section may be accomplished by the following:

(i) the sale of common stock; or

(ii) the sale of noncumulative perpetual preferred stock; or

(iii) the direct contribution of cash capital by the Board, shareholders, and/or parent holding company; or

(iv) any other means acceptable to the Supervisory Authorities; or

(iv) any combination of the above means. Any increase in Tier 1 capital necessary to meet the requirements of this section may not be accomplished through a deduction from the Bank’s ALLL.

(e) If all or part of the increase in Tier 1 capital required by this section is accomplished by the sale of new securities, the Board shall forthwith take all necessary steps to adopt and implement a plan for the sale of such additional securities, subject to their fiduciary duties, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws. Prior to the implementation of the plan and, in any event, not less than fifteen (15) days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429 and to the OFR, 200 East Gaines Street, Tallahassee, Florida 32399-0371 for review. Any changes requested to be made in the plan or materials by the Supervisory Authorities shall be made prior to their dissemination. If the increase in Tier 1 capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Supervisory Authorities for prior approval.

(f) In complying with the provisions of this section, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within ten (10) days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.

(g) For the purposes of this provision, the terms “Tier 1 capital” and “total assets” shall have, the meanings ascribed to them in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. §§ 325.2(t) and 325.2(v).

ESTABLISH/MAINTAIN ALLOWANCE FOR LOAN/LEASE LOSSES

4. (a) Within 30 days from the effective date of this Order, the Board shall review the adequacy of the ALLL and establish a comprehensive policy for determining the adequacy of the ALLL. For the purpose of this determination, the adequacy of the ALLL shall be determined after the charge-off of all loans or other items classified “Loss”. The policy shall provide for a review of the ALLL at least once each calendar quarter. Said review should be completed at least ten (10) days prior to the end of each quarter, in order that the findings of the Board with respect to the ALLL may be properly reported in the quarterly Reports of Condition and Income. The review should focus on the results of the Bank’s internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Reports of Condition and Income, by a charge to current operating earnings.

(b) The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. The Bank’s policy for determining the adequacy of the Bank’s ALLL and its implementation shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

AUDITS

5. Within 90 days from the effective date of this Order, the Board shall review and amend the Bank’s internal and external audit policies as necessary to address requirements for the frequency and scope of internal and external auditing procedures commensurate with the Bank’s risk profile. The Board shall identify the risk areas of the Bank’s activities and assess the scope and frequency of external and internal audits needed over each area.

LOAN POLICY

6. Within 60 days from the effective date of this Order, the Board shall adopt and implement a revised written lending and collection policy to provide effective guidance and control over the Bank’s lending function, which policy shall be revised to include, at a minimum, all items enumerated on page 16 of the Report. Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

CREDIT RISK

7. Within 90 days from the effective date of this Order, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to reduce the level of credit risk in the Bank. The program shall include, but not be limited to:

(a) procedures to strengthen credit underwriting;

(b) procedures to strengthen management of loan operations and to maintain an adequate, qualified staff in the credit area; and

(c) procedures to ensure conformance with the Bank’s loan policy and laws, rules, and regulations pertaining to the lending function;

(d) procedures to ensure concentrations of credit are adequately identified, monitored, and controlled; and

(e) procedures for strengthening collections.

CONCENTRATIONS OF CREDIT

8. Within 90 days from the effective date of this Order, the Board shall perform a risk segmentation analysis with respect to the Concentrations of Credit listed on pages 50 and 51 of the Report. Concentrations should be stratified as the Board deems appropriate, but shall include concentrations identified by industry, geographic distribution, underlying collateral, direct or indirect extensions of credit to or for the benefit of any borrowers dependent upon the performance of a single developer or builder, and other asset groups that are considered economically related and in the aggregate represent 100% or more of the Bank’s tier 1 capital account. The Board shall develop a written plan that is acceptable to the Supervisory Authorities for systematically reducing concentration risk over time in relation to Tier 1 capital and identify procedures for monitoring compliance with the plan.

REDUCTION OF CLASSIFIED ITEMS

9. (a) Within 10 days from the effective date of this Order, the Bank shall eliminate from its books, by charge-off or collection, all items or portions of items classified “Loss” and 50 percent of all items or portions of items classified “Doubtful” identified in the Report that have not been previously collected or charged-off. In the alternative, for any loan classified “Doubtful”, the Bank may increase its ALLL by an amount equal to 50 percent of the loan classified “Doubtful”. Elimination of these items through proceeds of other loans made by the Bank is not considered collection for purposes of this paragraph.

(b) Additionally, while this Order remains in effect, the Bank shall, within 30 days of the receipt of any official Report of Examination of the Bank from the FDIC or the OFR, eliminate from its books, by collection, charge-off, or other proper entries, the remaining balance of any items classified “Loss” and 50 percent of those classified “Doubtful” unless otherwise approved in writing by the Supervisory Authorities.

(c) Within 90 days from the effective date of this Order, the Bank shall have reduced the items classified “Substandard” as of the Report and those items classified “Doubtful” that have not previously been charged off or reserved for, to not more than $155,000,000.

(d) Within 180 days from the effective date of this Order, the Bank shall have reduced the items classified “Substandard” and those items classified “Doubtful” as of the Report that have not previously been charged off to not more than $140,000,000.

(e) Within 360 days from the effective date of this Order, the Bank shall have reduced the items classified “Substandard” and those items classified “Doubtful” as of the Report that have not previously been charged off to not more than $105,000,000.

(f) Within 540 days from the effective date of this Order, the Bank shall have reduced the items classified “Substandard” and those items classified “Doubtful” as of the Report that have not previously been charged off to not more than $35,000,000.

(g) The requirements of subparagraphs 9(c), 9(d), 9(e), and 9(f) are not to be construed as standards for future operations and, in addition to the foregoing, the Bank shall eventually reduce the total of all adversely classified items. Reduction of these items through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph. As used in subparagraphs 9(c), 9(d), 9(e), and 9(f) the word “reduce” means:

(i) to collect;

(ii) to charge-off; or

(iii) to sufficiently improve the quality of items adversely classified to warrant removing any adverse classification, as determined by the Supervisory Authorities.

REDUCTION OF SPECIAL MENTION ASSETS

10. Within 45 days from the effective date of this Order, the Bank shall develop and implement a plan to ensure the portfolios of loans listed for “Special Mention” in the Report have been reviewed for overall quality and that the deficiencies noted have been corrected within 120 days.

POLICY FOR LIQUIDITY AND FUNDS MANAGEMENT

11. (a) Within 60 days from the effective date of this Order, the Board shall review its Liquidity and Contingency Funding Plan for appropriateness and to ensure officers assigned responsibilities under the Plan are capable of fulfilling their responsibilities.

(b) Within 60 days from the effective date of this Order, the Board of Directors shall develop a plan to reduce the Bank’s reliance on wholesale and QwikRate funding, and high cost local deposits.

BROKERED DEPOSITS

12. Upon the effective date of this Order, the Bank shall not increase the amount of brokered deposits above the amount outstanding as of the effective date of this Order. Within ten (10) days of the effective date of this Order, the Bank shall submit to the Supervisory Authorities a written plan for eliminating its reliance on brokered deposits. The plan shall detail the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid. The Bank shall submit the plan to the Supervisory Authorities for review and comment. Within 10 days of receipt of all such comments from the Supervisory Authorities and after consideration of all such comments, the Bank shall approve the revised plan, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank shall implement and fully comply with the plan. At the end of each month, the Bank shall provide a written progress report to the Supervisory Authorities detailing the level, source, and use of brokered deposits with specific reference to progress under the Bank’s plan. For purposes of this Order, brokered deposits are defined in section 337.6(a)(1) of the FDIC Rules and Regulations to include any deposits funded by third party agents or nominees for depositors, including deposits managed by a trustee or custodian when each individual beneficial interest is entitled to or asserts a right to federal deposit insurance.

WRITTEN STRATEGIC/BUSINESS PLAN

13. (a) Within 60 days from the effective date of this Order, the Board shall prepare, implement, and thereafter ensure Bank adherence to a written three-year business plan that shall include a projection of major balance sheet and income statement components, and shall provide for injections of equity capital, as necessary. The business plan shall also include a written profit plan and a detailed budget. Specifically, the plan shall describe the Bank’s objectives for improving Bank earnings, contemplated strategies, and major capital expenditures required to achieve those objectives. Such strategies shall include specific market segments that the Bank intends to promote or develop. Procedures shall also be established to monitor the Bank’s actual results against these projections and to provide for appropriate adjustments to the budget and profit plan. The plan shall set forth specific time frames for the accomplishment of these objectives as well as a description of the operating assumptions that form the basis for major projected income and expense components.

(b) A copy of the plan shall be submitted to the Supervisory Authorities for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Supervisory Authorities, the Bank shall implement and adhere to the program.

EARNINGS

14. Within 60 days from the effective date of this Order, the Bank shall formulate and implement a written plan (“Earnings Plan”) for the improvement of Bank earnings. The Earnings Plan shall be forwarded to the Supervisory Authorities for review and comment and shall address, at a minimum, the following:

(a) goals and strategies for improving and sustaining Bank earnings, including:

(i) the identification of the major areas in, and means by which, the Board will seek to improve the Bank’s operating performance;

(ii) development of realistic and comprehensive budgets;

(iii) monthly review of earnings performance to monitor the income and expenses of the Bank to compare actual figures with budgetary projections;

(iv) a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components; and

(v) coordination of the Bank’s loan, investment, and operating policies, and budget and profit planning, with the funds management policy.

(b) Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan required by this paragraph and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken.

SENSITIVITY TO MARKET RISK

15. (a) Within 60 days from the effective date of this Order, the Board shall review and amend as necessary, the Bank’s written interest rate risk policy. At a minimum, the policy shall include guidelines for the following:

(i) measures designed to control the nature and amount of interest rate risk the Bank takes, including those that establish target ratios, specify risk limits and define lines of responsibilities and authority for managing risk;

(ii) a system for identifying and measuring interest rate risk, including a periodic calculation to measure interest rate risk exposure at various time horizons,;

(iii) established goals and strategies for reducing and managing the Bank’s interest rate risk exposure;

(iv) a system for monitoring and reporting risk exposures; and

(v) a system for internal controls, review, and an audit to ensure the integrity of the overall risk management process.

(b) In addition, the Bank will review the appropriateness of the simulation model and revise the Asset Liability Management and Investment Policy to include realistic growth assumptions. The Board shall also validate the accuracy of the model.

ELIMINATE VIOLATIONS OF LAW AND INTERAGENCY STATEMENTS OF POLICY

16. (a) Within 60 days from the effective date of this Order, the Bank shall eliminate and/or correct all violations of laws and regulations cited by the FDIC on pages 21 through 24 in the Report, and shall take all necessary steps to ensure future compliance with all applicable laws and regulations.

(b) Within 60 days from the effective date of this Order, the Bank shall eliminate and/or correct all contraventions of policy cited by the FDIC on pages 25 through 30 in the Report. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable statements of policy.

INFORMATION TECHNOLOGY

17. (a) Within 90 days from the effective date of this Order, the Board shall appoint or hire someone qualified and with proper authority to implement and administer the information security program.

(b) Within 90 days from the effective date of this Order, the Board shall develop and fully implement an appropriate Customer Information Security Program that complies with Part 364, Appendix B of the FDIC’s Rules and Regulations—Interagency Guidelines Establishing Information Security Standards. The program shall at a minimum, address:

(i) Bank-wide risk assessment of all information assets;

(ii) appropriate controls to properly safeguard information assets;

(iii) periodic independent testing of controls;

(iv) employee training to ensure controls are properly implemented;

(v) effective vendor management;

(vi) incident response program; and

(vii) annual Board reporting of compliance status

(c) Within 90 days from the effective date of this Order, the Board shall adopt a written Contingency/Recovery Plan (Plan) incorporating the guidance provided in the “Business Continuity Planning” Booklet of the Federal Financial Institutions Examination Council’s IT Examination Handbook. The Plan shall specify critical business units, recovery time objectives, and include BCP plans for critical business units. The Bank shall thereafter implement the Plan and test the Plan at least annually. Results of the tests shall be reported to the Board of Directors, which shall be noted in the minutes of the meeting of the Board of Directors.

(d) Within 90 days from the effective date of this Order, the Board shall establish an IT Audit program based on the bank-wide risk assessment and in accordance with the guidance provided in the “Audit Booklet” of the Federal Financial Institutions Examination Council’s IT Examination Handbook. The Audit program should include independent network vulnerability testing and an effective audit exception tracking process.

(e) Within 120 days, all other remaining IT deficiencies cited in the Report will be corrected.

CALL REPORTS

18. During the life of this Order, the Bank shall file with the FDIC Consolidated Reports of Condition and Income which accurately reflect the financial condition of the Bank as of the end of the period for which the Reports are filed, including any adjustment in the Bank’s books made necessary or appropriate as a consequence of any FDIC or OFR examination of the Bank during that reporting period.

CASH DIVIDENDS

19. The Bank shall not pay cash dividends without the prior written consent of the Supervisory Authorities.

DISCLOSURE

20. Simultaneously with the execution of the Consent Agreement by the Board, the Bank shall provide to its sole shareholder, Coast Financial Holdings, Inc. (“CFHI”), a copy of this Order and a summary fully describing this Order in all material respects for inclusion by CFHI in its next communication with its shareholders and in order for CFHI to meet its disclosure obligations under the federal securities laws and the rules and regulations thereunder, including, without limitation, disclosure in CFHI’s Statement on Schedule 14A, and its periodic, annual and quarterly reports on Forms 8-K, 10-K and 10-Q, respectively. The Bank shall simultaneously provide a copy of such summary to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429, and the OFR, 200 East Gaines Street, Tallahassee, Florida 32399-0371 for its review and comment prior to the effective date of this Order. The Bank shall promptly forward to CFHI any changes in the summary required by the Supervisory Authorities. Any changes requested to be made by the Supervisory Authorities shall be made prior to dissemination. The description shall fully describe the Order in all material respects.

PROGRESS REPORTS

21. Within 30 days of the end of the first quarter following the effective date of this Order, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this Order and the results thereof. Such reports shall include a copy of the Bank’s Reports of Condition and Income. Such reports may be discontinued when the corrections required by this Order have been accomplished and the Supervisory Authorities have released the Bank in writing from making further reports.

CONCLUSION/SIGNATURE PAGE

This Order shall become effective immediately from the date of its issuance. The provisions of this Order shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this Order shall have been modified, terminated, suspended, or set aside by the FDIC. Pursuant to delegated authority.

Dated at Atlanta, Georgia, this 25th day of May, 2007.

/s/ Mark S. Schmidt
Mark S. Schmidt
Regional Director
Atlanta Region
Federal Deposit Insurance Corporation

The OFR having duly approved the foregoing Order, and the Bank, through its Board, having agreed that the issuance of said Order by the FDIC shall be binding as between the Bank and the OFR to the same degree and legal effect that such Order would be binding upon the Bank if the OFR had issued a separate order that included and incorporated all of the provisions of the foregoing ORDER pursuant to Section 655.033, Florida Statutes (2006).

Dated this 24th day of May, 2007.

/s/ Linda B. Charity
Linda B. Charity
Director
Division of Financial Institutions
Office of Financial Regulation